Exhibit 99.1

FOR IMMEDIATE RELEASE

NEWS

FROM

CONTACTS:     Bank Mutual Corporation

Michael T. Crowley, Jr.

Chairman and Chief Executive Officer

or

Michael W. Dosland

Senior Vice President and Chief Financial Officer

(414) 354-1500

BANK MUTUAL CORPORATION REPORTS INCREASED EARNINGS

Milwaukee, Wisconsin

January 17, 2013

Bank Mutual Corporation (NASDAQ: BKMU) reported net income of $2.3 million or $0.05 per diluted share in the fourth quarter of 2012, which was an $883,000 or 62.1% improvement over the same quarter in 2011. Bank Mutual Corporation (“Bank Mutual”) had net income of $1.4 million or $0.03 per diluted share in the prior year quarter. On a full-year basis Bank Mutual reported net income of $6.8 million or $0.15 per diluted share in 2012 compared to a net loss of $47.6 million or $1.03 per diluted share in 2011. The loss in 2011 was primarily caused by a $52.6 million non-cash goodwill impairment in the second quarter of that year. Excluding the impairment, Bank Mutual’s earnings in 2011 would have been $5.0 million or $0.11 per diluted share. Bank Mutual also announced that its non-performing assets declined to $39.8 million or 1.64% of total assets at December 31, 2012.

Michael T. Crowley, Jr., Chairman and Chief Executive Officer of Bank Mutual noted, “Our quarterly earnings continued to improve as we have stayed on course with strategies to enhance our earning asset mix and our funding mix.” Mr. Crowley added, “Confidence in our recent earnings trend enabled us to increase our dividend to shareholders to two cents per share during the fourth quarter.” David A. Baumgarten, President of Bank Mutual, also commented, “With asset quality concerns continuing to diminish, our attention will be even more focused on the strategies necessary to increase our revenue and control our expenses.”

Bank Mutual’s net interest income increased by $854,000 or 5.6% during the fourth quarter of 2012 compared to the same quarter in 2011. Bank Mutual’s net interest margin during the fourth quarter of 2012 was higher than it was in the same quarter of 2011, increasing to 2.86% in the most recent quarter compared to 2.66% in the latter. This improvement was due in part to the repayment of $100.0 million in high-cost borrowings from the Federal Home Loan Bank (“FHLB”) of Chicago that matured in the third quarter of 2012. Also contributing to the increase in the net interest margin, however, was an improved earning asset mix in the fourth quarter of 2012 compared to the same quarter in 2011. During the fourth quarter of 2012 average total loans, which typically generate higher yields than other earning assets, increased by $35.3 million or 2.6% compared to the same quarter in 2011. In contrast, Bank Mutual’s average investment in mortgage-related securities, overnight investments, and other investments, which typically generate lower yields than the loan portfolio, declined by $74.6 million or 8.2% in the aggregate.

On a full-year basis, Bank Mutual’s net interest income declined by $1.2 million or 1.9% in 2012 compared to 2011. This decline was primarily attributable to a decrease in Bank Mutual’s net interest margin, which was 2.67% in 2012 compared to 2.76% in 2011. This decline was primarily the result of a lower interest rate environment in 2012, which reduced the return on Bank Mutual’s earning assets more than the cost of its funding sources. This development was partially offset by the favorable impact of higher average earning assets in 2012, as well as the repayment of the aforementioned high-cost borrowings from the FHLB of Chicago. Earlier in 2012 Bank Mutual purchased $158.9 million in held-to-maturity securities that were funded by term borrowings from the FHLB of Chicago. In addition, during 2012 average total loans increased by $21.9 million or 1.6% compared to 2011.

Bank Mutual’s provision for loan losses was $2.1 million in the fourth quarter of 2012 compared to $1.6 million in the same quarter last year. In all of 2012 the provision for loan losses was $4.5 million compared to $6.7 million in 2011. During the fourth quarter of 2012 Bank Mutual recorded loss provisions of $1.9 million against a number of multi-family, commercial real estate, and business loan relationships, as well as residential and consumer loans. In addition, Bank Mutual recorded $232,000 in additional loss provisions related in part to a modest increase in charge-off experience on its one- to four-family loan portfolio, which had a corresponding impact on the factor Bank Mutual uses to compute its loan loss allowance against such portfolio.

During the fourth quarter of 2011, Bank Mutual recorded $1.5 million in additional loss provisions against two large loan relationships that aggregated $8.4 million and also recorded $1.6 million in loss provisions against a number of smaller multi-family, commercial real estate, and business loan relationships, as well as certain residential and consumer loans. In addition, during the fourth quarter of 2011 Bank Mutual recorded approximately $1.4 million in additional loss provision that reflected management’s general concerns at that time related to continued economic weakness, lower real estate values, and the internal downgrades of certain loans. The impact of these developments was partially offset by $2.9 million in loss recaptures during the quarter related to the improved performance and/or prospects for certain loan relationships.

On a full-year basis in 2012 Bank Mutual recorded loss provisions of $6.3 million against a number of multi-family, commercial real estate, and business loan relationships, as well as residential and consumer loans. This development was partially offset by $1.8 million in loss recaptures related to non-performing loans that paid off during the period and to recoveries related to previously charged-off loans.

On a full-year basis in 2011 Bank Mutual recorded $11.8 million in loss provisions against a number of multi-family, commercial real estate, and business loan relationships and certain smaller residential and consumer loans. In addition, during 2011 Bank Mutual recorded approximately $2.4 million in additional loss provision that reflected management’s general concerns at the time related to continued economic weakness, lower real estate values, and the internal downgrades of certain loans. These developments were partially offset by $7.5 million in loss recaptures on loans that were paid-off during the period, were upgraded to performing status, or improved in performance and/or prospects.

Bank Mutual’s provision for loan losses was lower in 2012 than it was in 2011. This trend is consistent with recent declines in Bank Mutual’s non-performing loans and classified loans, as described below, and is consistent with general trends in the banking industry. It should be noted, however, that Bank Mutual’s loan portfolio continues to be impacted by slow economic growth, persistent unemployment, and low real estate values. These conditions are particularly challenging for borrowers whose loans are secured by commercial real estate, multi-family real estate, and land. As such, there can be no assurances that non-performing loans and/or classified loans will continue to trend lower in future periods or that Bank Mutual’s provision for loan losses will not vary considerably in future periods.

Service charges on deposits increased by $129,000 or 7.5% during the three months ended December 31, 2012, compared to the same period in 2011. During the twelve months ended December 31, 2012, this revenue item increased by $474,000 or 7.4% compared to the same period in 2011. Management attributes these improvements to an increase in Bank Mutual’s average checking account balances, which increased by $39.1 million or 12.6% during the twelve months ended December 31, 2012, compared to the same period in the previous year. In addition, enhancements in recent periods to Bank Mutual’s commercial deposit products and services generated increased fee revenue in the 2012 periods, particularly related to treasury management services.

Brokerage and insurance commissions were $786,000 during the fourth quarter of 2012, a $153,000 or 24.2% increase from the same period in the previous year. On a full-year basis, this source of revenue was $3.0 million in 2012, a $165,000 or 5.8% increase from the same period in 2011. This revenue item consists of commissions earned on sales of tax-deferred annuities, mutual funds, and certain other securities, as well as personal and business insurance products. Commission revenue in the 2012 periods benefited from a lower interest rate environment that encouraged many customers to purchase tax-deferred annuities due to higher returns compared to deposit-related products.

Net loan-related fees and servicing revenue was $437,000 during the three months ended December 31, 2012, compared to $50,000 in the same period of the previous year. Net loan-related fees and servicing revenue was a loss of $1.9 million during the twelve months ended December 31, 2012, compared to a loss of $402,000 in the same period of 2011. The following table presents the components of this income statement line item for the periods indicated:

	Three Months Ended		Twelve Months
	December 31		Ended
			December 31
	2012	2011	2012	2011
	(Dollars in thousands)
Gross servicing fees	$722	$679	$2,826	$2,718
Mortgage servicing rights amortization	(900)	(1,029)	(3,904)	(2,747)
Mortgage servicing rights valuation (loss) recovery	391	235	(1,528)	(862)
Loan servicing revenue, net	213	(115)	(2,606)	(891)
Other loan fee income	224	165	695	489
Loan-related fees and servicing revenue, net	$437	$50	$(1,911)	$(402)

Gross servicing fees increased in the 2012 periods due to an increase in the amount of loans Bank Mutual services for third-party investors. During 2012 and 2011 Bank Mutual serviced an average of $1.13 billion and $1.09 billion in loans for third-party investors, respectively. Loans serviced for third-party investors have increased in recent periods due to increased sales of loans by Bank Mutual in the secondary market, as described below. Bank Mutual generally retains the servicing on these loans. Related amortization of mortgage servicing rights (“MSRs”) increased in the 2012 full-year period due to lower market interest rates for one- to four-family mortgage loans, which resulted in increased loan prepayments and faster amortization of the MSRs relative to 2011. Amortization declined slightly in the fourth quarter of 2012 compared to the same period in 2011 due to lower relative loan prepayments between the periods. Management believes this development was caused by a reduced population of potential borrowers that have not already taken advantage of the recent decline in market rates and refinanced their loans.

Loan-related fees and servicing revenue is also impacted by changes in the valuation allowance that is established against MSRs. The change in this allowance is recorded as a recovery or loss, as the case may be, in the period in which the change occurs. Generally lower market interest rates in 2012 and 2011 resulted in higher prepayment expectations, which caused increases in the MSR valuation allowance during these full year periods. In contrast, slightly higher market interest rates during the quarter periods in both years resulted in modest recoveries of previously established valuation allowances in such periods. As of December 31, 2012, Bank Mutual had a valuation allowance of $2.4 million against MSRs with a gross book value of $9.2 million. As of the same date Bank Mutual serviced $1.1 billion in loans for third-party investors compared to a similar amount one year ago.

Gains on sales of loans were $3.3 million in the fourth quarter of 2012 compared to $2.6 million in the same quarter last year. In all of 2012 gains on sales of loans were $13.2 million compared to $6.0 million in 2011. Bank Mutual policy is to sell substantially all of the fixed-rate, one- to four-family mortgage loans that it originates in the secondary market. During the three and twelve months ended December 31, 2012, sales of these loans were $40.4 million or 28.3% lower and $161.9 million or 55.3% higher than they were during the same periods of 2011, respectively. Management attributes the full-year increase to lower market interest rates for one- to four-family mortgage loans, which encouraged borrowers to refinance higher-rate loans into lower-rate loans during 2012. Management attributes the decline in loan sales during the fourth quarter of 2012 to a reduced population of potential borrowers that have not already taken advantage of the recent decline in market rates and refinanced their loans. Also contributing to the increase in gains on sales of loans in the 2012 periods was an improvement in Bank Mutual’s average gross profit margin on the sales of loans. Management attributes this improvement to the burden that increased consumer demand has placed on the loan production capacity of the mortgage banking industry as a whole, which has caused gross profit margins to increase.

Market interest rates for one- to four-family mortgage loans have increased in recent weeks and the pace of loan originations and sales at Bank Mutual has diminished. Bank Mutual has also experienced a decline in its gross profit margin on individual loan sales in recent weeks as production capacity within the mortgage banking industry has become less constrained. Absent a further decline in market interest rates for one- to four-family mortgage loans, management believes Bank Mutual’s gains on sales of loans will be substantially lower in 2013 than it was in 2012. However, management believes the impact of lower gains on sales of loans will be partially offset by continued recovery of previously established MSR valuation allowances, as previously noted, as well as lower MSR amortization. However, there can be no assurances.

Bank Mutual recorded $543,000 in gains on sales of investments during the twelve months ended December 31, 2012. During this period Bank Mutual sold $20.4 million in mortgage-related securities. The purpose of this sale was to provide additional liquidity to fund the repayment of $100.0 million in borrowings from the FHLB of Chicago that matured during the third quarter, as previously described. During the twelve months ended December 31, 2011, Bank Mutual recorded $1.1 million in net gains on sales of investments. In that period Bank Mutual sold a $20.8 million investment in a mutual fund that management did not expect would perform well in future periods.

During the three and twelve month periods ended December 31, 2012, Bank Mutual recorded $64,000 and $400,000 in net other-than-temporary impairment (“OTTI”) losses, respectively. In all of 2011 Bank Mutual recorded $389,000 in such losses. These losses consisted of the credit portion of the total OTTI loss related to Bank Mutual’s investment in certain private-label collateralized mortgage obligations (“CMOs”) rated less than investment grade. Management attributes the net OTTI losses in these periods to low real estate values for residential properties on a nationwide basis. None of Bank Mutual’s remaining private-label CMOs were deemed to be other-than-temporarily impaired as of December 31, 2012. However, the collection of the amounts due on private-label CMOs is subject to numerous factors outside of Bank Mutual’s control and a future determination of OTTI could result in additional losses being recorded through earnings in future periods. As of December 31, 2012, Bank Mutual’s total investment in private-label CMOs was $50.6 million, of which $35.9 million was rated less than investment grade.

The increase in the cash surrender value of life insurance investments during the fourth quarter of 2012 was $207,000 or 27.7% lower than it was in the same quarter in 2011. During the full year, the increase in cash surrender value was $256,000 or 10.8% lower in 2012 than it was in 2011. Management attributes these decreases to a lower interest rate environment in 2012 that has reduced the return on this type of investment, as well as lower payouts associated with excess death benefits.

Other non-interest income was $1.3 million and $5.8 million during the three and twelve months ended December 31, 2012, respectively, compared to $1.4 million and $5.2 million during the same periods in 2011, respectively. The increase in the 2012 full-year period was due primarily to an increase in the fair value of assets held in trust for certain non-qualifying employee benefit plans, due to the effects of lower interest rates and improved equity markets.

Compensation-related expenses increased by $366,000 or 3.6% and by $3.5 million or 8.9% during the three and twelve months ended December 31, 2012, respectively, compared to the same periods in 2011, respectively. These increases were due primarily to the hiring of additional commercial relationship managers and other key personnel in recent periods, as well as normal annual merit increases. Also contributing was an increase in certain incentive and bonus payments during these periods, including stock based compensation. Finally, the increases were also caused by an increase in costs related to Bank Mutual’s defined benefit pension plan, due to a decline in the discount rate used to determine the present value of the pension obligation.

Occupancy and equipment expenses decreased by $90,000 or 3.1% and $151,000 or 1.3% during the three and twelve months ended December 31, 2012, respectively, compared to the same periods in 2011, respectively. These decreases were principally caused by lower utility and snow removal costs due to a mild winter, reduced expenditures for maintenance and repair, and lower rental expense due to the closure of three leased banking offices. The impact of these developments was partially offset by an increase in data processing costs due to certain product and system enhancements implemented in 2012.

Federal deposit insurance premiums increased by $75,000 or 10.8% and by $84,000 or 2.6% during the three and twelve months ended December 31, 2012, respectively, compared to the same periods in 2011, respectively. These increases were due in part to certain credits that were posted against this expense in 2011 that were not applicable to 2012. Also contributing to the full-year increase in 2012 were higher average total assets earlier in the year compared to 2011. In the second quarter of 2011 the Federal Deposit Insurance Corporation (“FDIC”) implemented a new rule that changed the deposit insurance assessment base from an insured institution’s domestic deposits (minus certain allowable exclusions) to an insured institution’s average total assets (minus average tangible equity and certain other adjustments).

Advertising and marketing expenses decreased by $88,000 or 11.3% during the three months ended December 31, 2012, compared to the same period in the prior year. On a full-year basis, advertising and marketing expenses increased by $131,000 or 6.5% in 2012 compared to the same period in 2011. These changes were primarily caused by differences in the timing of Bank Mutual’s advertising and marketing efforts between the 2012 and 2011 periods.

Net losses and expenses on foreclosed properties were $1.2 million and $6.7 million during the three and twelve months ended December 31, 2012, respectively, compared to $1.7 million and $7.1 million in the same periods of the prior year, respectively. Although declining in recent periods, Bank Mutual’s losses and expenses on foreclosed real estate have been elevated in recent years due to low real estate values and slow economic growth.

Other non-interest expense was $2.5 million and $10.2 million during the three and twelve months ended December 31, 2012, respectively, compared to $2.5 million and $9.7 million during the same periods in 2011, respectively. The increase in the 2012 full-year period was primarily the result of higher costs for legal, consulting, and accounting fees related to loan workout efforts and related professional services. In recent months, however, these expenses have declined as Bank Mutual has reduced its level of non-performing loans.

Income tax expense was $1.2 million and $516,000 during the three months ended December 31, 2012 and 2011, respectively, and was $3.3 million and $1.8 million during the twelve months ended as of the same dates, respectively. Bank Mutual’s effective tax rate (“ETR”) for the three months ended December 31, 2012 and 2011, was 34.9% and 26.8%, respectively. Excluding the 2011 goodwill impairment from income (loss) before taxes (which is not deductible for income tax purposes), Bank Mutual’s ETR for the full-year periods in 2012 and 2011 was 33.2% and 26.1%, respectively. Bank Mutual’s ETR increased in the 2012 periods because non-taxable revenue, which consists primarily of earnings from bank-owned life insurance (“BOLI”), comprised a smaller portion of pre-tax earnings in 2012 than it did in 2011.

Bank Mutual’s total assets decreased by $80.2 million or 3.2% during the twelve months ended December 31, 2012. During the year Bank Mutual’s available-for-sale securities declined by $231.6 million, its cash and cash equivalents declined by $33.9 million, its investment in common stock of the FHLB of Chicago (which is included in other assets) declined by $30.3 million, its foreclosed and repossessed assets declined by $10.8 million, and its loans held-for-sale declined by $8.5 million. These developments were partially offset by an $82.6 million increase in the loan portfolio. Net cash flows from the changes in these assets were used to fund a $153.8 million decline in deposit liabilities during the twelve month period, as well as the repayment of a $100.0 million term advance from the FHLB of Chicago. In addition, during 2012 Bank Mutual funded a $157.6 million increase in securities held-to-maturity using term advances from the FHLB of Chicago.

The decrease in Bank Mutual’s available-for-sale securities during the twelve months ended December 31, 2012, was due primarily to periodic repayments and security sales that exceeded Bank Mutual’s purchase of new available-for-sale securities. The increase in Bank Mutual’s held-to-maturity securities during the same period was due to the purchase of $158.9 million in mortgage-backed securities issued and guaranteed by the Federal National Mortgage Association (“Fannie Mae”) and backed by multi-family residential loans. Bank Mutual funded the purchase of these securities with $158.9 million in new term borrowings from the FHLB of Chicago. These new term advances were partially offset by the repayment during the third quarter of a $100.0 million advance from the FHLB of Chicago that matured during the period..

During the twelve months ended December 31, 2012, loans receivable increased by $82.6 million or 6.3%. Total loans originated for portfolio increased by $164.8 million or 41.5% during this period compared to the same period in 2011. A portion of this improvement came from increased originations of commercial business loans, which increased by $40.5 million or 57.6% during the twelve months ended December 31, 2012, compared to the same period in 2011. Management attributed this increase to recent efforts to improve Bank Mutual’s share of the mid-tier commercial banking market (defined as business entities with sales revenues of $5 to $100 million), which was a new market segment for Bank Mutual in 2011. In the past two years Bank Mutual has added experienced leaders to its senior management team and has hired a number of commercial relationship managers and support personnel experienced in managing and selling financial services to the mid-tier commercial banking market. In the near term Bank Mutual expects to add additional professionals capable of serving this market segment, although there can be no assurances as to the extent or timing of such staff additions or the impact on operating results.

Originations of multi-family mortgage loans, both permanent and construction, also increased substantially during the period, which management believes reflects a general decline in the level of home ownership in recent periods. Finally, originations of consumer loans, which consist principally of home equity term loans and lines of credit, increased by $23.7 million or 25.8% during the twelve months ended December 31, 2012, due to more competitive pricing and increased marketing efforts for these types of loans.

During the twelve months ended December 31, 2012, Bank Mutual’s investment in the common stock of the FHLB of Chicago, which is included in other assets, declined from $46.1 million at December 31, 2011, to $15.8 million at December 31, 2012. During this period the FHLB of Chicago redeemed $30.3 million of excess common stock held by Bank Mutual in accordance with a redemption plan announced in December 2011. Under this plan, the FHLB of Chicago has stated that it intends to redeem additional excess common stock in quarterly increments through the end of 2013. However, the amount and timing of these redemptions, if any, depend on many factors outside the control of Bank Mutual or the FHLB of Chicago. As of December 31, 2012, Bank Mutual owned approximately $5.3 million more in FHLB of Chicago common stock than it would otherwise be required to own under minimum guidelines established by the FHLB of Chicago.

Bank Mutual’s deposit liabilities decreased by $153.8 million or 7.6% during the twelve months ended December 31, 2012. Core deposits, consisting of checking, savings and money market accounts, increased by $77.3 million or 7.9% during the period whereas certificates of deposits declined by $231.0 million or 22.2%. Bank Mutual continues to closely manage the rates it offers on certificates of deposit to control its overall liquidity position, which has resulted in a decline in certificates of deposit in recent periods. Core deposits have increased in recent years in response to management’s efforts to increase sales of such products and related services to commercial businesses, as well as efforts to focus its retail sales efforts on such products and related services. Also contributing to the increase in core deposits in recent periods, however, is customer reaction to the low interest rate environment. Management believes that this environment has encouraged some customers to switch to core deposits in an effort to retain flexibility in the event interest rates rise in the future.

Bank Mutual’s shareholders’ equity increased from $265.8 million at December 31, 2011, to $271.9 million at December 31, 2012. This increase was caused by net income during the period, as well as lower accumulated other comprehensive loss due in part to an increase in the fair value of available-for-sale securities. These developments were partially offset by the payment of regular cash dividends to shareholders during the year. The book value of Bank Mutual’s common stock was $5.87 per share at December 31, 2012, compared to $5.75 per share at December 31, 2011.

Bank Mutual’s ratio of shareholders’ equity to total assets was 11.24% at December 31, 2012, compared to 10.64% at December 31, 2011. The increase in this ratio was due primarily to a decrease in Bank Mutual’s total assets, as well as an increase in shareholders’ equity, as described in previous paragraphs. Bank Mutual’s subsidiary bank is “well capitalized” for regulatory capital purposes. As of September 30, 2012 (the latest information available), the subsidiary bank had a total risk-based capital ratio of 17.91% and a Tier 1 capital ratio of 9.93%. The minimum ratios to be considered “well capitalized” under current supervisory regulations are 10% for total risk-based capital and 6% for Tier 1 capital. The minimum ratios to be considered “adequately capitalized” are 8% and 4%, respectively.

Bank Mutual’s capital measures remain strong as of December 31, 2012. However, federal banking regulators have continued to focus on the capital levels of financial institutions such as Bank Mutual’s bank subsidiary. In addition, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") will eventually impose specific capital requirements on savings and loan holding companies such as Bank Mutual. These developments, and other requirements imposed by regulators (including the existing memoranda of understanding Bank Mutual and its banking subsidiary have with regulators), as well as proposed rules in response to the new Basel III international capital standards, may impact the ability of Bank Mutual and/or its subsidiary bank to pay dividends or, in the case of Bank Mutual, repurchase stock.

Bank Mutual’s non-performing loans declined by $49.3 million or 65.7% during the twelve months ended December 31, 2012. Non-performing assets, which include non-performing loans, declined by $60.1 million or 60.2% during this same period. Finally, loans classified by Bank Mutual as “special mention” and “substandard,” which includes all non-performing loans, declined by $59.9 million or 38.6% in the aggregate during the twelve months ended December 31, 2012. The decline in Bank Mutual’s non-performing and classified loans during the twelve months ended December 31, 2012, was due to loans that were paid off or upgraded during the period, as well as loans that were partially charged off because Bank Mutual had commenced and/or completed foreclosure proceedings during the period. In addition, foreclosed properties and repossessed assets declined by $10.8 million or 43.5% during the twelve months ended December 31, 2012, due to sales of foreclosed real estate, as well as continued charge-offs of foreclosed properties. These developments were partially offset by foreclosures related to a number of smaller commercial real estate mortgage loans and, to a lesser extent, one- to four-family mortgage loans.

Bank Mutual’s non-performing loans and assets have declined substantially in recent periods. However, this trend is subject to many factors that are outside of Bank Mutual’s control, such as economic and market conditions. As such, there can be no assurances that Bank Mutual’s non-performing loans and assets will continue to trend lower in future periods or that its provision for loan losses will not increase.

Bank Mutual’s allowance for loan losses was $21.6 million or 1.54% of total loans at December 31, 2012, compared to $27.9 million or 2.12% of total loans at December 31, 2011. As a percent of non-performing loans, Bank Mutual’s allowance for loan losses was 83.6% at December 31, 2012, compared to 37.2% at December 31, 2011. The decrease in the dollar amount of the allowance was principally caused by $10.9 million in net charge-offs during the period. Most notably, Bank Mutual charged off $5.8 million related to five multi-family and commercial real estate loan relationships that aggregated $16.5 million on which management commenced and/or completed foreclosure proceedings during the period. The impact of charge-offs during the period was partially offset by $4.5 million in provision for loan losses that was recorded in the allowance during the twelve months ended December 31, 2012, as previously described.

Management believes the allowance for loan losses at December 31, 2012, was adequate to cover probable and estimable losses in Bank Mutual’s loan portfolio as of that date. However, future increases to the allowance may be necessary and results of operations could be adversely affected if future conditions differ from the assumptions used by management to determine the allowance for loan losses as of the end of the period.

Bank Mutual Corporation is the fourth largest financial institution holding company headquartered in the state of Wisconsin and its stock is quoted on the NASDAQ Global Select Market under the symbol “BKMU”. Its subsidiary bank, Bank Mutual, operates 75 banking locations in the state of Wisconsin and one in Minnesota.

* * * * *

Cautionary Statements

The discussion in this earnings release contains or incorporates by reference various forward-looking statements concerning Bank Mutual's prospects that are based on the current expectations and beliefs of management. Forward-looking statements may contain, and are intended to be identified by, words such as “anticipate,” “believe,” “estimate,” “expect,” “objective,” “projection,” “intend,” and similar expressions; the use of verbs in the future tense and discussions of periods after the date on which this report is issued are also forward-looking statements. The statements contained herein and such future statements involve or may involve certain assumptions, risks, and uncertainties, many of which are beyond Bank Mutual’s control, that could cause Bank Mutual's actual results and performance to differ materially from what is stated or expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of Bank Mutual: general economic conditions, including volatility in credit, lending, and financial markets; declines in the real estate market, which could further affect both collateral values and loan activity; continuing relatively high unemployment and other factors which could affect borrowers’ ability to repay their loans; negative developments affecting particular borrowers, which could further adversely impact loan repayments and collection; legislative and regulatory initiatives and changes, including action taken, or that may be taken, in response to difficulties in financial markets and/or which could negatively affect the rights of creditors; monetary and fiscal policies of the federal government; the effects of further regulation and consolidation within the financial services industry, including substantial changes under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”); regulators’ increasing expectations for financial institutions’ capital levels and restrictions imposed on institutions, as to payments of dividends or otherwise, to maintain or achieve those levels, including the possible effects of the memoranda of understanding mentioned in this report or potential new regulatory capital requirements under Basel III; pending and/or potential rulemaking or other actions by the Consumer Financial Protection Bureau (“CFPB”); potential regulatory or other actions affecting Bank Mutual or its subsidiary bank; potential changes in Fannie Mae and the Federal Home Loan Mortgage Corporation (“Freddie Mac”), which could impact the home mortgage market; increased competition and/or disintermediation within the financial services industry; changes in tax rates, deductions and/or policies; potential further changes in FDIC premiums and other governmental assessments; changes in deposit flows; changes in the cost of funds; fluctuations in general market rates of interest and/or yields or rates on competing loans, investments, and sources of funds; demand for loan or deposit products; illiquidity of financial markets and other negative developments affecting particular investment and mortgage-related securities, which could adversely impact the fair value of and/or cash flows from such securities; changes in customers’ demand for other financial services; Bank Mutual’s potential inability to carry out business plans or strategies; changes in accounting policies or guidelines; natural disasters, acts of terrorism, or developments in the war on terrorism; the risk of failures in computer or other technology systems or data maintenance, or breaches of security relating to such systems; and the factors discussed in Bank Mutual’s filings with the Securities and Exchange Commission, particularly under Part I, Item 1A, “Risk Factors,” of Bank Mutual’s 2011 Annual Report on Form 10-K.

Bank Mutual Corporation and Subsidiaries

Unaudited Consolidated Statements of Financial Condition

(Dollars in thousands, except per share data)

	December 31	December 31
	2012	2011
ASSETS
Cash and due from banks	$50,030	$52,306
Interest-earning deposits	37,029	68,629
Cash and cash equivalents	87,059	120,935
Mortgage-related securities available-for-sale, at fair value	550,185	781,770
Mortgage-related securities held-to-maturity, at amortized cost (fair value of $163,589 in 2012)	157,558	-
Loans held-for-sale	10,739	19,192
Loans receivable (net of allowance for loan losses of $21,577 in 2012 and $27,928 in 2011)	1,402,246	1,319,636
Foreclosed properties and repossessed assets	13,961	24,724
Mortgage servicing rights, net	6,821	7,401
Other assets	189,695	224,826

Total assets	$2,418,264	$2,498,484

LIABILITIES AND EQUITY
Liabilities:
Deposit liabilities	$1,867,899	$2,021,663
Borrowings	210,786	153,091
Advance payments by borrowers for taxes and insurance	4,956	3,192
Other liabilities	59,837	51,842
Total liabilities	2,143,478	2,229,788
Equity:
Preferred stock - $0.01 par value: Authorized - 20,000,000 shares in 2012 and 2011 Issued and outstanding - none in 2012 and 2011	-	-
Common stock - $0.01 par value: Authorized - 200,000,000 shares in 2012 and 2011 Issued - 78,783,849 shares in 2012 and 2011 Outstanding - 46,326,484 shares in 2012 and 46,228,984 in 2011	788	788
Additional paid-in capital	489,960	490,159
Retained earnings	145,231	140,793
Accumulated other comprehensive loss	(4,717)	(5,379)
Treasury stock - 32,457,365 shares in 2012 and 32,554,865 in 2011	(359,409)	(360,590)
Total shareholders' equity	271,853	265,771
Non-controlling interest in real estate partnership	2,933	2,925
Total equity including non-controlling interest	274,786	268,696

Total liabilities and equity	$2,418,264	$2,498,484

Bank Mutual Corporation and Subsidiaries

Unaudited Consolidated Statements of Income

(Dollars in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2012	2011	2012	2011
Interest income:
Loans	$16,334	$17,049	$65,478	$69,936
Mortgage-related securities	4,081	4,243	17,309	16,374
Investment securities	19	34	73	2,877
Interest-earning deposits	33	33	162	158
Total interest income	20,467	21,359	83,022	89,345
Interest expense:
Deposits	3,187	4,357	14,655	19,568
Borrowings	1,249	1,824	6,984	7,183
Advance payment by borrowers for taxes and insurance	1	2	2	5
Total interest expense	4,437	6,183	21,641	26,756
Net interest income	16,030	15,176	61,381	62,589
Provision for loan losses	2,107	1,632	4,545	6,710
Net interest income after provision for loan losses	13,923	13,544	56,836	55,879
Non-interest income:
Service charges on deposits	1,849	1,720	6,903	6,429
Brokerage and insurance commissions	786	633	3,009	2,844
Loan-related fees and servicing revenue, net	437	50	(1,911)	(402)
Gain on loan sales activities, net	3,339	2,558	13,206	5,963
Gain on sales of investments, net	-	-	543	1,113
Other-than-temporary impairment ("OTTI") losses:
Total OTTI gains (losses)	20	-	(889)	(1,794)
Non-credit portion of OTTI (gains) losses	(84)	-	489	1,405
Net OTTI losses	(64)	-	(400)	(389)
Increase in cash surrender value of life insurance	539	746	2,118	2,374
Other non-interest income	1,323	1,423	5,791	5,226
Total non-interest income	8,209	7,130	29,259	23,158
Non-interest expense:
Compensation, payroll taxes, and other employee benefits	10,567	10,201	42,304	38,844
Occupancy and equipment	2,796	2,886	11,363	11,514
Federal insurance premiums	775	700	3,308	3,224
Advertising and marketing	693	781	2,139	2,008
Losses and expenses on foreclosed real estate, net	1,229	1,670	6,725	7,059
Other non-interest expense	2,548	2,508	10,218	9,681
Total non-interest expense before goodwill impairment	18,608	18,746	76,057	72,330
Goodwill impairment	-	-	-	52,570
Total non-interest expense	18,608	18,746	76,057	124,900
Income (loss) before income tax expense	3,524	1,928	10,038	(45,863)
Income tax expense	1,229	516	3,336	1,752
Net income (loss) before non-controlling interest	2,295	1,412	6,702	(47,615)
Net loss attributable to non-controlling interest	10	10	52	50
Net income (loss)	$2,305	$1,422	$6,754	($47,565)

Per share data:
Earnings (loss) per share-basic	$0.05	$0.03	$0.15	($1.03)
Earnings (loss) per share-diluted	$0.05	$0.03	$0.15	($1.03)
Cash dividends paid	$0.02	$0.01	$0.05	$0.06

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information

(Dollars in thousands, except per share amounts and ratios)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
Loan Originations and Sales	2012	2011	2012	2011
Mortgage loans originated for portfolio:
One- to four-family	$18,862	$32,211	$88,993	$91,042
Multi-family	18,299	27,597	66,724	55,859
Commercial real estate	43,249	25,351	70,200	63,376
Construction and development	50,777	1,313	109,908	24,921
Total mortgage loans	131,187	86,472	335,825	235,198
Consumer loan originations	27,766	29,613	115,344	91,685
Commercial business loan originations	35,861	5,769	110,941	70,404
Total loans originated for portfolio	$194,814	$121,854	$562,110	$397,287

Mortgage loans originated for sale	$86,844	$133,208	$446,358	$272,785

Mortgage loan sales	$102,025	$142,385	$454,584	$292,720

	December 31	December 31
Loan Portfolio Analysis	2012	2011
Mortgage loans:
One- to four-family	$465,170	$508,503
Multi-family	264,013	247,040
Commercial real estate	263,775	226,195
Construction and development	128,348	82,008
Total mortgage loans	1,121,306	1,063,746
Consumer loans	246,913	238,454
Commercial business loans	132,436	87,715
Total loans receivable	1,500,655	1,389,915
Allowance for loan losses	(21,577)	(27,928)
Undisbursed loan proceeds and deferred fees and costs	(76,832)	(42,351)
Total loans receivable, net	$1,402,246	$1,319,636

Loans serviced for others	$1,147,722	$1,102,126

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information (continued)

(Dollars in thousands, except per share amounts and ratios)

	December 31	December 31
Non-Performing Loans and Assets	2012	2011
Non-accrual mortgage loans:
One- to four-family	$8,192	$14,868
Multi-family	6,824	22,905
Commercial real estate	6,994	23,997
Construction and development loans	937	9,368
Total non-accrual mortgage loans	22,947	71,138
Non-accrual consumer loans:
Secured by real estate	1,514	1,457
Other consumer loans	59	207
Total non-accrual consumer loans	1,573	1,664
Non-accrual commercial business loans	693	1,642
Total non-accrual loans	25,213	74,444
Accruing loans delinquent 90 days or more	584	696
Total non-performing loans	25,797	75,140
Foreclosed properties and repossessed assets	13,961	24,724
Total non-performing assets	$39,758	$99,864
Non-performing loans to loans receivable, net	1.84%	5.69%
Non-performing assets to total assets	1.64%	4.00%

	December 31	December 31
Special Mention and Substandard Loans	2012	2011
(includes all non-performing loans, above)
Mortgage loans:
One- to four-family	$8,472	$16,216
Multi-family	8,969	32,465
Commercial real estate	56,842	79,692
Construction and development	15,446	20,259
Total mortgage loans	89,729	148,632
Consumer loans	1,631	1,695
Commercial business loans	4,007	4,920
Total	$95,367	$155,247

	Twelve Months Ended December 31
Activity in Allowance for Loan Losses	2012	2011
Balance at the beginning of the period	$27,928	$47,985
Provision for loan losses	4,545	6,711
Charge-offs:
One- to four-family	(3,182)	(3,048)
Multi-family	(857)	(5,035)
Commercial real estate	(4,894)	(15,286)
Construction and development loans	(2,693)	(2,737)
Consumer loans	(812)	(1,036)
Commercial business loans	(136)	(551)
Total charge-offs	(12,574)	(27,693)
Total recoveries	1,678	925
Net charge-offs	(10,896)	(26,768)
Balance at the end of the period	$21,577	$27,928
Net charge-offs to average loans, annualized	0.78%	1.96%

	December 31	December 31
Allowance Ratios	2012	2011
Allowance for loan losses to non-performing loans	83.64%	37.17%
Allowance for loan losses to total loans	1.54%	2.12%

Bank Mutual Corporation and Subsidiaries

Unaudited Supplemental Financial Information (continued)

(Dollars in thousands, except per share amounts and ratios)

	December 31	December 31
Deposit Liabilities Analysis	2012	2011
Non-interest-bearing checking	$143,684	$112,211
Interest-bearing checking	236,380	229,990
Savings accounts	216,798	204,263
Money market accounts	459,134	432,248
Certificates of deposit	811,903	1,042,951
Total deposit liabilities	$1,867,899	$2,021,663

	Three Months Ended		Twelve Months Ended
	December 31		December 31
Selected Operating Ratios	2012	2011	2012	2011
Net interest margin (1)	2.86%	2.66%	2.67%	2.76%
Net interest rate spread	2.76%	2.54%	2.57%	2.64%
Return on average assets	0.38%	0.23%	0.27%	-1.87%
Return on average shareholders' equity	3.37%	2.10%	2.50%	-16.37%
Efficiency ratio (2)	76.57%	84.04%	84.04%	85.07%
Non-interest expense as a percent of average assets (3)	3.03%	3.01%	3.03%	2.84%
Shareholders' equity to total assets at end of period	11.24%	10.64%	11.24%	10.64%

(1)	Net interest margin is determined by dividing net interest income by average earning assets for the periods indicated.
(2)	Efficiency ratio is determined by dividing non-interest expense before goodwill impairment by the sum of net interest income and non-interest income (excluding investment gains and net OTTI) for the periods indicated.
(3)	Non-interest expense is defined as non-interest expense before goodwill impairment.

	Three Months Ended		Twelve Months Ended
	December 31		December 31
Other Information	2012	2011	2012	2011
Average earning assets	$2,244,397	$2,283,655	$2,299,546	$2,265,091
Average assets	2,458,591	2,495,110	2,510,145	2,543,963
Average interest bearing liabilities	1,991,199	2,062,239	2,073,603	2,063,366
Average shareholders' equity	273,358	271,224	270,600	290,499
Weighted average number of shares outstanding:
As used in basic earnings per share	46,196,111	46,179,402	46,191,368	46,045,664
As used in diluted earnings per share	46,226,387	46,179,402	46,209,579	46,045,664

	December 31	December 31
	2012	2011
Number of shares outstanding (net of treasury shares)	46,326,484	46,228,984
Book value per share	$5.87	$5.75

	December 31	December 31
Weighted Average Net Interest Rate Spread	2012	2011
Yield on loans	4.56%	5.01%
Yield on investments	2.36%	2.39%
Combined yield on loans and investments	3.82%	4.03%
Cost of deposits	0.63%	0.83%
Cost of borrowings	2.37%	4.75%
Total cost of funds	0.81%	1.11%
Interest rate spread	3.01%	2.92%

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